Date: 08/16/2011

This Contract Agreement Is Between:

Contractor SECTION 1.A
Contractor's Name:	Sunvalley Solar Inc.
Contractor's License Number:	# 904190 (C-46 Solar)
Contractor's Address:	398 Lemon Creek Dr. #A, Walnut, CA 91789
Contractor's Telephone/Fax:	Office: (909) 598-0618 / Fax: (909) 598-6633

AND Customer SECTION 1.B
Customer's Name:	All Fortune Group LLC
Customer's Address:	9300 Flair Drive, Suite #107, El Monte, CA 91731
Customer's Telephone/Fax:	626.572.4600
Project Address:	625 West Anaheim Street, Long Beach, CA 90813
Meter Number(s):	SCE 349-029803

Sunvalley Solar Inc. is specified as the Contractor who will provide all labor, materials and equipment in order to complete the following work at the customer's address specified in section 1.B

SECTION 2.A
The following is a list of services and equipment that will be provided by Sunvalley Solar Inc. in order to install the 405.375 kW-DC Photovoltaic System, which is estimated to produce 577,140 kWh annually.

Installation of (1725) PV solar electric modules,
Manufacturer:	Tianwei New Energy 235W Polycrystalline Module
Model number:	TW235(28)P

Installation of (2) inverter(s)
Manufacturer:	PV POWERED
Model number:	(1) PVP260KW, (1) PVP100KW

Installation of solar module mounting hardware, AC and DC power disconnects and all required electrical materials such as conduit, wire, and circuit breakers.

SECTION 2.B
All materials are guaranteed to be as specified in section 2.A. The work referenced in section 2.A will be performed in accordance with the drawings submitted for city permits. All work will consist of quality workmanship. Any electrical and structural upgrade is not included in the contract price. The sum of total project costs is $2,096,381.25.

PAYMENT (Photovoltaic System)

SECTION 3.A
The total eligible project costs of $2,096,381.25 will be paid by the Customer (owner) as followed:
(With payments to be made as follows; payments shall be made by cash or check):

5% Down Payment	$104,819.06
(Due when the contract is signed)

Lump Sum Payment	$628,914.38
(Within 5 business days after the customer receives the cash grant from the U.S. Treasury Department.  The payment shall be the exact amount of cash grant)

Monthly Payment A	$144,285.00
(After the customer receives the monthly incentive from Southern California Edison (SCE) utility company, the customer will pay such exact incentive amount to Sunvalley within 5 business days.  The incentive paid by the utility company will be based on the actual production of the installed system, the customer will not be responsible for the differences between the total actual incentive payments and the total estimated payments as stated above)

Monthly Payment B	$1,218,362.81
(Payments to begin within 5 days after system is approved/commissioned by the local utility company)

The customers total eligible payment is $ 1,218,362.81 and shall be applied in 96 instalments as monthly periodic payments.
  Payments in First year to Fifth Year: monthly payment amount is $ 14,772.53 for 60 payments.
  Payments in Sixth year to Eighth Year: monthly payment amount is $ 9,222.53 for 36 payments.
The first instalment is due within 5 days following the photovoltaic system inspection and approval by the City Administrator and Utility Company.

Following the first instalment, Sunvalley is to send statements for monthly payment (less the first payment) to the customer. Our payment structure is based upon the premise that all statements are due and payable upon receipt, but in any event, no later than ten (10) days from the date of the statement. Sunvalley reserves the right to charge a monthly late payment fee, at the rate of ten percent (10%) per annum, from the due date for payment until receipt by the Sunvalley of the full amount.

Sunvalley like other businesses has substantial cash demands taht require Sunvalley to borrow money is its aacounts are not paid properly.  Thus, a finance charge at the rate of ten percent (10%) per annum of the unpaid balance, cumputed from the date of the last invoice until paid will be added to any deliquent accounts.  In the event that an account becomes delinquent, Sunvalley employs the same prudent collection procedures used by other businesses, including but not limited to third-party debt collection and legal action.

TRANSFERRABLE PAYMENTS
SECTION 3.B

Sunvalley Solar Inc. is hereby giving permission to the Customer to transfer his payments to another party under these circumstances.  In the case where the Customer chooses to sell the property in which the solar photovoltaic system is installed prior to the end of the 84 payments as agreed upon; the Customer may choose to either complete the remaining payments prior to escrow of the property or come to a mutual agreement with the new Customer by signing a transferrable payment contract prior to escrow.  The transferrable payment contract will relieve the Customer of being responsible for the remaining balance for the solar photovoltaic system.  The remaining balance of the 84 payments will be the responsibility of the new Owner as agreed upon by both parties.

SECTION 3.C

The owner of the Renewable Energy Certificates(RECs), also known as Green Tags, Renewable Energy Credits, Renewable Electricty Certificates, or Tradeable Renewable Certificates(TRCs), for this solar system as specified in section 2.A is Sunvalley Solar, Inc.

WARRANTY/ SERVICES:

SECTION 4.A
The Contractor Sunvalley Solar Inc. will provide the following warranties and services:
•	10-year system workmanship warranty provided by Sunvalley Solar Inc., including all parts and labor that are required in the specified solar power system in section 2.A
•	5 years product warranty on the solar panels
•	10 years 90% of the minimal Nominal Power Output warranty on solar panels
•	25 years 80% of the minimal Nominal Power Output warranty on solar panels
•	10 years manufacturer's warranty on the Inverter(s) that are specified in section 2.A
•	Lifetime System Performance Monitoring
•	8 years; semi-annual Solar Module cleaning
•	8 years; semi-annual On-site system check and corrective reports if applicable
•	5 years system production warranty.

See Attached Sections:
Section 5.A—Acceptance of Contract
Section 6.A—Notice to Customer Regarding Complaints
Section 7.A—System Production Guarantee
Section 8.A—Project Schedule

RESPECTFULLY SUBMITTED,

Contractor's Name:	Sunvalley Solar Inc.
By:	Henry Yu

/s/ Henry Yu	8/16/2011
(Contractor’s Signature)	(Date)

Customer's Name:	All Fortune Group, LLC
By:	John Chiang

/s/ John Chiang	8/16/2011
(Customer’s Signature)	(Date)

ACCEPTANCE

SECTION 5.A

Sunvalley Solar Inc. is hereby authorized to furnish all material, equipment and labor required to complete the work described in the above contract, for which the undersigned agrees to pay the amount stated in the above contract and according to the terms thereof. Any change involving extra cost of labor or materials will be executed only after submission and acceptance of a written change order. If Sunvalley Solar Inc. cannot get the approval from city, homeowner's association or any other related party, full deposit less design drawing and application fee will be refunded. Sunvalley has the right to modify, renegotiate, and or cancel the contract if the Utility rebate are not successfully reserved.

The undersigned customer (owner) hereby certifies to the previous statements:

/s/ John Chiang	8/16/2011
(Customer’s Signature)	(Date)

NOTICE TO CUSTOMER REGARDING COMPLAINTS

SECTION 6.A

Contractors are required by law to be licensed and regulated by the Contractors State License Board (CSLB), which has jurisdiction to investigate complaints against contractors if a complaint regarding a parent act or omission is filed within four years of the date of the alleged violation. A complaint regarding a latent act or omission pertaining to structural defects must be filed within 10 years of the date of the alleged violation.

The CSLB also allows consumers to check the status of a contractor's license and order free publications. For any questions concerning the contractor (Sunvalley Solar Inc.), or to file a complaint, please write to: Registrar, Contractors State License Board, Post Office Box 26000, Sacramento, California 95826. The Contractors State License Board may also be reached by phone at 1-800-321-CSLB (2752) or online at http://www.cslb.ca.gov/.

Notice to Customer Regarding Liens

Under the California Mechanic' Lien Law, any contractor, subcontractor, laborer supplier, or other person or entity who helps to improve your property, but is not paid for his or her work or supplies, has a right to place a lien on your home, land , or property where the work was performed and take court action in order to obtain payment.

This means that after a court hearing, your home, land, and property could be sold by a court officer and the proceeds of the sale used to satisfy what you owe. This can happen even if you have paid your contractor in full if the contractor's subcontractors, laborers, or suppliers remain unpaid.

To preserve their rights to file a claim or lien against your property, certain claimants such as subcontractors or material suppliers are each required to provide you with a document called a "Preliminary Notice". Contractor and laborers who contract with customers directly do not have to provide such notice since you are aware of their existence as an customer. A preliminary notice is not a lien against your property. Its purpose is to notify you of persons or entities that may have a right to file a lien against your property if they are not paid. In order to perfect their lien rights, a contractor, subcontractor, supplier, of laborer must file a mechanics' lien with the county recorder which then becomes a recorded lien against your property. Generally, the maximum time allowed for filing a mechanics' lien against your property is 90 days after substantial completion of your project.

No liens should be applied if the agreed payments are made on time.

SYSTEM PRODUCTION GUARANTEE

SECTION 7.A

Limited Guarantee

Sunvalley Solar Inc. hereby guarantees the production of the Photovoltaic System installed by Sunvalley Solar Inc. under the following conditions:
  The Photovoltaic System shall produce no less than 92%, under normal working conditions*, of the estimated annual energy production based of 5 years actual production reports.
  If however the Photovoltaic System fails to produce at least 92% of the estimated annual energy production, based of 5 years actual production reports under normal working conditions, Sunvalley Solar Inc. shall reimburse the difference in kWh to the owner multiplied by the average utility rate for the annual interval when the Photovoltaic System underperformed.
The Photovoltaic Systems Production will be monitored and documented by a 3rd Party performance based metering system. The warranted production shall be reviewed and evaluated in one year (365 day) intervals from the date the system is commissioned. All parties shall have access to the present and historical system data via internet and software programs granted through the 3rd party.

*Normal working conditions shall be defined as an average of 5.5 hours of sunlight per day, based on a period of 365 days, and with continuous flow of electricity by the utility provider. If in any case a power outage or act of god occurs during the period of this guarantee, the performance of the system shall be pro-rated to days of normal working condition.

Guarantee exclusions and limitations

1.   In any event, all guarantee claims must be filed within the applicable guarantee period.
2.   The Limited Performance Guarantee provided by Sunvalley Solar Inc. shall not apply to any system that has been subject to any of the following:
A. Misuse, abuse, neglect, or accident.
B Repair or modifications by someone other than a service technician of Sunvalley Solar Inc., or any third party with Sunvalley Solar Inc. written approval.
C. Power failure caused by and not limited to blackouts or surges, lightning, flood, fire, volcanic ash, earthquakes, or any other acts of god that are beyond the control of Sunvalley Solar Inc. (force Majeure).

THIS GUARANTEE IS THE SOLE AND EXCLUSIVE GUARANTEE FOR PHOTOVOLTAIC SYSTEMS INSTALLED BY SUNVALLEY SOLAR INC. AND IS IN LIEU OF ALL OTHER EXPRESSED AND IMPLIED WARRANTIES. SUNVALLEY SOLAR INC. SPECIFICALLY DISCLAIMS ALL OTHER EXPRESSED AND IMPLIED WARRANTIES OF MERCHANT ABILTIY AND FITNESS FOR A PARTICULAR PURPOSE. No person or entity is authorized to bind Sunvalley Solar Inc. to any other guarantee, obligation or liability for any Sunvalley Solar Inc. product, installation, operation or use of the product for which this guarantee is issued shall constitute acceptance of the terms hereof.

/s/ Henry Yu	8/16/2011
(Contractor’s Signature)	(Date)

/s/ John Chiang	8/16/2011
(Customer’s Signature)	(Date)

PROJECT SCHEDULE

SECTION 8.A
Execution of the project

Notes:

1.
After the contract is signed by both parties, the contractor will need approximately 20 working days to complete the system installation design, however, the number of working days may vary on the system size, capacity, and complexity such as any additional structural or electrical service upgrades, if necessary.

2.
After the system design is completed, the contractor will apply for the construction permit for the solar system from the city where the system will be located. The processing time for the permit application varies from city to city.

**Permit approvals generally require approximately 60 working days.
3.
After approval of the permit for the system pursuant to this agreement, all materials that are specified in this contract will arrive at customer's property within 3 days before the start date designated by the customer.

4.
Contractor agrees to start and diligently pursue work through to completion to meet the project timeline stated in section 8.B, but shall not be responsible for delays for any of the following reasons: failure of the issuance of all necessary building permits within a reasonable length of time, funding of loans, disbursement of funds into funding control or escrow, acts of neglect or omission of customer or customer's employees or customer's agent, acts of God, stormy or inclement weather, extra work ordered by customer, riots or civil commotion, inability to secure material through regular recognized channels, imposition of Government priority or allocation of materials, failure of customer to make payments when due, or delays caused by inspection or changes ordered by the inspectors of authorized governmental bodies, or for acts of independent contractors, holidays, or other causes beyond Contractor's reasonable control.

5.
Our regular working hours are Monday to Friday from 8:30AM to 5:30PM (No work will be scheduled on Saturday and Sunday, except in the case of prior written agreements between the contractor and the customer).

6.
RIGHT TO STOP WORK. Contractor shall have the right to stop work if any payment shall not be made, when due, to Contractor under this Agreement: Contractor may keep the job on hold until all payments due are received. Failure to make payment, within five (5) days from the due date, is a material breach of this Agreement and shall entitle contractor to cease any further work.

SECTION 8.B

405.375 kW Photovoltaic System

	2	4	6	8	10	12	14	16	18	20	22	24	26	28	30	32	34
Detailed Design and Specifications
Permitting & Applications
Equipment Procurement
Photovoltaic System Construction
Inspections, Commissioning and Startup

Project Schedule Starts:     3 days after rebate is confirmed
Project Schedule Ends:      1 day after project inspected/accepted by SCE
Total Project Length:         34 weeks

Note:
A.  The project schedule is for general solar installation in similar project size.
B.  The actual project length may vary depend on the city permitting process time, weather condition, construction schedule and any other unforeseen condition at job site.

/s/ Henry Yu	8/16/2011
(Contractor’s Signature)	(Date)

/s/ John Chiang	8/16/2011
(Customer’s Signature)	(Date)